Exhibit 99.1

Contact:	R. Steven Hamner EVP & Chief Financial Officer Medical Properties Trust (205) 969-3755 shamner@medicalpropertiestrust.com
MEDICAL PROPERTIES TRUST, INC. IN SETTLEMENT OF LITIGATION
     Birmingham, Ala., November 19, 2009 — Medical Properties Trust, Inc. (“MPT”) (NYSE: MPW) today announced that it has reached agreement to settle all of the claims asserted by Stealth, L.P. in previously disclosed litigation concerning the termination of leases of the Houston Town and Country Hospital and medical office building in October 2006, with the exception of a single contract claim for which Memorial Hermann Healthcare System has agreed to provide indemnification. Claims separately asserted against MPT by six of Stealth L.P.’s limited partners are not affected by the settlement.
     “Stealth, L.P. was seeking approximately $330 million for tort claims that we have now settled for a single payment of $1.7 million,” said Edward K. Aldag, Jr., MPT’s Chairman, President and Chief Executive. In addition, MPT paid $1.0 million to settle certain contract claims asserted by Stealth, L.P. MPT continues to vigorously deny any liability at all and vigorously deny that Stealth suffered any damages as a result of any conduct of MPT. MPT has previously estimated that legal fees to defend the claims in a jury trial scheduled to commence January 4, 2010 may have exceeded $2.0 million. “The decision by MPT to pay anything to Stealth in this matter was a difficult one because we had no responsibility for Stealth’s failure to operate the hospital profitably,” continued Aldag. “However, in order to avoid the significant defense costs and time commitment our executive team would have made to a four month trial, we elected to pay an amount comparable to our estimated costs to continue to defend the claims through trial.”
     The settlement announced today does not affect Stealth’s claim that an MPT affiliate was obligated to assume certain guarantees of debt provided by limited partners of Stealth. While Stealth has asserted actual damages of approximately $4.0 million related to this claim, Memorial Hermann Healthcare System, the largest hospital system in Texas, is indemnifying MPT for defense costs and any costs of settlement or judgment related to this claim. In January 2007, Memorial Hermann purchased the hospital and medical office building in a transaction that resulted in a $4.1 million gain for MPT. In addition, in March 2009 MPT received insurance proceeds related to the litigation in the amount of $3.0 million.

     Also not affected by the settlement with Stealth are certain contract and tort claims asserted by six of Stealth’s limited partners. As part of the settlement, however, Stealth has indemnified MPT for any judgment amount and certain defense costs that MPT may incur related to these claims. MPT continues to vigorously deny any liability and intends to continue vigorously defending against such claims, and believes that any future costs related to them will not be material.
About Medical Properties Trust, Inc.
     Medical Properties Trust, Inc. is a Birmingham, Alabama based self-advised real estate investment trust formed to capitalize on the changing trends in healthcare delivery by acquiring and developing net-leased healthcare facilities. These facilities include inpatient rehabilitation hospitals, long-term acute care hospitals, regional acute care hospitals, ambulatory surgery centers and other single-discipline healthcare facilities, such as heart hospitals and orthopedic hospitals.
     The statements in this press release that are forward looking are based on current expectations and actual results or future events may differ materially. Words such as “expects,” “believes,” “anticipates,” “intends,” “will,” “should” and variations of such words and similar expressions are intended to identify such forward-looking statements, which include, but are not limited to, the outcome related to litigation, including the costs and time devoted to litigation, the potential diversion of management attention during litigation, the possibility of adverse results from litigation and the indemnity from other parties. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: national and economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the healthcare real estate in particular. For further discussion of the facts that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2008 as updated by our subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. Except as otherwise required by the federal securities laws, the Company undertakes no obligation to update the information in this press release.
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